Exhibit 99.1

New York Community Bancorp, Inc. Reports Fourth Quarter 2019 Diluted Earnings Per Common Share Of $0.20 On Strong Loan Growth And A Higher Net Interest Margin

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., Jan. 29, 2020 /PRNewswire/ --

Fourth Quarter and Full-Year 2019 Summary

•	Earnings:

•	Net income for the fourth quarter of 2019 totaled $101.2 million compared to $99.0 million for the third quarter of 2019.

•

Net income available to common shareholders for the fourth quarter of 2019 was $93.0 million or $0.20 per common share, compared to $90.8 million for the third quarter of 2019, or $0.19 per common share.

•	Non-interest expenses were $126.1 million, compared to $123.3 million in the previous quarter; the efficiency ratio was 48.51%.

•	Return on average assets was 0.77% for the quarter while return on average common stockholders’ equity was 6.01%. (1)

•	Return on average tangible assets was 0.81% for the quarter, while return on average tangible common stockholders’ equity was 9.89%. (1) (2)

•	Balance Sheet:

•	Total assets were $53.6 billion, up 3% compared to December 31, 2018 and up 8% on an annualized basis compared to the third quarter of 2019.

•	Total loans held for investment increased $1.7 billion to $41.9 billion or 4% on a year-over-year basis and $1.0 billion compared to the third quarter of 2019.

•	The multi-family portfolio rebounded strongly compared to the previous quarter, increasing $892.7 million and $1.3 billion or 4% on a year-over-year basis to $31.2 billion.

•	Our specialty finance business had another strong quarter and an outstanding year as that portfolio increased $690.3 million or 36% on a year-over-year basis to $2.6 billion.

•	Total deposits of $31.7 billion were relatively unchanged compared to the prior quarter and were up $892.7 million or 3% compared to December 31, 2018.

•	Net Interest Income/Margin:

•	Net interest income in the fourth quarter increased $6.6 million or 3% to $242.5 million compared to the third quarter of 2019.

•	The net interest margin for the fourth quarter was 2.04%, up 5 basis points compared to the third quarter 2019 net interest margin, driven primarily by lower funding costs.

•	Prepayment income rose 26% to $17.9 million during the fourth quarter compared to the third quarter 2019.

•	Prepayment income added 14 basis points to this quarter’s net interest margin compared to 11 basis points in the previous quarter.

•	Asset Quality:

•	Non-performing assets totaled $73.5 million or 0.14% of total assets; non-performing loans were $61.2 million or 0.15% of total loans.

•	Combined net charge-offs in the multi-family and CRE portfolios were $659,000 or 0.00% of average loans.

•	Weighted average LTV for our rent-regulated multi-family portfolio was 56.86%.

•	Capital Position at December 31, 2019:

•	Common Equity Tier 1 Capital Ratio was 9.91%.

•	Tier 1 Risk-Based Capital Ratio was 11.22%.

•	Total Risk-Based Capital Ratio was 13.27%.

•	Leverage Capital Ratio was 8.66%.

(1)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders’ equity and on average tangible common stockholders’ equity are calculated using net income available to common shareholders.

(2)

“Tangible assets” and “tangible common stockholders’ equity” are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income for the three months ended December 31, 2019 of $101.2 million, up 2% from the $99.0 million reported for the three months ended September 30, 2019 and down modestly compared to the $101.7 million reported for the three months ended December 31, 2018. For the twelve months ended December 31, 2019, the Company reported net income of $395.0 million, compared to the $422.4 million the Company reported for the twelve months ended December 31, 2018.

Net income available to common shareholders for the fourth quarter of 2019 totaled $93.0 million, up $2.1 million or 2% compared to $90.8 million reported in the third quarter of 2019 and down 1% compared to $93.5 million for the fourth quarter of 2018. For the twelve months ended December 31, 2019, the Company reported net income available to common shareholders of $362.2 million, compared to the twelve months ended December 31, 2018.

On a per share basis, the Company reported diluted earnings per share for fourth quarter 2019 of $0.20, up 5% compared to the $0.19 it reported in both the third quarter of 2019 and the fourth quarter of 2018. For full-year 2019, the Company reported diluted earnings per share of $0.77 versus $0.79 for full-year 2018.

Commenting on the Company’s 2019 performance, President and Chief Executive Officer Joseph R. Ficalora stated: “We are pleased with our fourth quarter performance. In many ways, it was the strongest quarter of the year for us and evidences the resiliency of our business model. We were particularly encouraged by the strong rebound in origination activity, which led to solid loan growth during the quarter, as well as the linked-quarter improvement in net interest income and margin. This quarter marks a significant inflection point for the Company in terms of improved fundamentals and we believe it also sets the stage for continued loan growth and margin expansion throughout 2020.

“The loan portfolio increased 4% on a year-over-year basis, in-line with our expectations. This loan growth was driven by growth in both our multi-family and specialty finance portfolios. We also witnessed a rebound in origination volumes during the quarter. In fact, combined, multi-family/CRE originations during the current quarter were the highest level in two years.

“We also saw the net interest margin turn around during the fourth quarter, as it rose five basis points compared to the third quarter, leading to higher net interest income. This was driven by a decline in our overall funding costs and marks the first time since the fourth quarter of 2015 that net interest income and the margin increased. We expect both of these measures to improve throughout the year given our liability sensitive balance sheet, the Federal Reserve’s current stance on interest rates, and the significant repricing opportunities within our CD portfolio and wholesale borrowings.

“On the asset quality side, our overall metrics continue to be very strong and remain among the best in the industry. Importantly, we are now six months into the new rent regulation laws in New York State and to date, we are still not seeing any negative asset quality trends in the rent-regulated segment of our multi-family loan portfolio.”

DIVIDEND DECLARATION

Reflecting our earnings, asset quality metrics, and strong capital position, the Board of Directors yesterday declared a quarterly cash dividend of $0.17 per share on the Company’s common stock. Based on a closing price of $11.73 as of January 28, 2020, this represents an annualized dividend yield of 5.8%. The dividend is payable on February 24, 2020 to common shareholders of record as of February 10, 2020.

BALANCE SHEET SUMMARY

At December 31, 2019, total assets were $53.6 billion, up $1.1 billion compared to total assets at September 30, 2019, or 8% on an annualized basis. The primary driver of the sequential growth was an increase in our loan portfolio, driven by multi-family and commercial and industrial (“C&I”) loans. This was partially offset by a 13% decline in our cash and cash equivalents, while the securities portfolio remained unchanged. The balance sheet growth during the fourth quarter of 2019 was funded largely through additional wholesale borrowings, while total deposits were up modestly.

On a year-to-date basis, total assets rose $1.7 billion or 3% compared to total assets at December 31, 2018. Similar to the trends in the fourth quarter, our year-over-year growth was driven by 4% growth in the loan portfolio, as well as 4% growth in total securities. The loan growth was funded by deposit growth, mainly through certificates of deposits (“CDs”), which increased 17% year-over-year, growth in wholesale borrowings, which rose 3%, and, by a 50% decrease in cash and cash equivalents.

Total loans held for investment increased $1.0 billion compared to September 30, 2019. As has been the case throughout the year, loan growth occurred in two main areas, our core multi-family portfolio and our specialty finance portfolio, which is part of the C&I portfolio. On a year-to-date basis, total loans held for investment increased $1.7 billion or 4%, in-line with our projection at the end of 2018.

Total securities, consisting mainly of available-for-sale securities, remained unchanged compared to the previous quarter of 2019, but increased $241.8 million or 4% to $5.9 billion compared to December 31, 2018. Most of this growth occurred in the first half of 2019.

Total deposits of $31.7 billion were also relatively unchanged compared to the previous quarter, but increased $892.7 million or 3% compared to December 31, 2018.

Borrowed funds increased 27% on an annualized basis to $14.6 billion compared to the previous quarter and 2% compared to December 31, 2018.

Loans

Total loans, net at December 31, 2019 were $41.7 billion, up $1.1 billion compared to September 30, 2019 and up $1.7 billion, or 4% compared to the balance at December 31, 2018. On an average basis, average total loans held for investment were $40.7 billion, down modestly on a linked-quarter basis, but up $893.6 million or 2% on a year-over-year basis. For the twelve months ended December 31, 2019, average total loans for investment were $40.4 billion, up $1.3 billion or 3% compared to the twelve months ended December 31, 2018. Both the year-over-year and linked quarter increase in the loan portfolio were the result of growth in the multi-family portfolio, the specialty finance portfolio, and the commercial real estate (“CRE”) portfolio.

Multi-family loans increased $1.3 billion or 4% to $31.2 billion at December 31, 2019 compared to December 31, 2018 and rose $892.7 million compared to September 30, 2019. This was partially driven by a strong rebound in origination volumes during the current fourth quarter relative to both the previous quarter and the year-ago quarter. CRE loans rose $83.5 million or 1% to $7.1 billion at December 31, 2019 compared to December 31, 2018 and $96.3 million compared to September 30, 2019.

C&I loans increased $640.5 million or 27% to $3.0 billion at December 31, 2019 relative to December 31, 2018 and $173.4 million compared to September 30, 2019. The largest component of the C&I portfolio are our specialty finance loans. The specialty finance portfolio increased $690.3 million or 36% to $2.6 billion at December 31, 2019 compared to December 31, 2018 and $200.4 million compared to September 30, 2019.

On an average basis, average multi-family loans decreased $203.8 million to $30.2 billion, down 3% annualized compared to the prior quarter, while average CRE loans increased $87.6 million to $7.0 billion or 5% annualized, and the average specialty finance portfolio grew $102.6 million to $2.6 billion, up 17% annualized.

The average loan size for multi-family loans during the current fourth quarter was $6.4 million and for CRE loans it was $6.6 million, both relatively unchanged compared to the previous quarter. The average weighted life of the multi-family portfolio was 2.0 years and for the CRE portfolio, it was 2.3 years, both also in-line with the prior quarter.

Originations

Origination activity rebounded strongly during the final quarter of 2019. The combined multi-family/CRE originations were the highest level since the fourth quarter of 2017.

For the three months ended December 31, 2019, the Company originated $3.3 billion in loans, up 45% compared to the three months ended September 30, 2019 and up 54% compared to the three months ended December 31, 2018. On a year-over-year basis, total originations for the twelve months ended December 31, 2019 were $10.6 billion, up 5% compared to the twelve months ended December 31, 2018.

During the fourth quarter, multi-family originations totaled $2.0 billion, up 69% and 56% compared to the previous quarter and the year-ago fourth quarter, respectively. CRE originations totaled $326.8 million, up 6% and 40%, respectively, while specialty finance originations were up 25% and 52%, respectively, or $161.3 million and $275.1 million, respectively.

In full-year 2019, we originated $6.0 billion of multi-family loans, down 10% compared to full-year 2018; $1.2 billion of CRE loans, up 27%; and $2.8 billion of specialty finance loans, up 46%.

In addition to the strong origination activity during the fourth quarter of 2019, the Company also opportunistically repurchased $770.8 million of primarily multi-family loans it previously originated and participated out to other financial institutions. These loans were originally sold by the Company in order to stay under the SIFI threshold at that time.

Pipeline

Our loan pipeline heading into 2020 is very solid. The pipeline currently stands at $1.5 billion, of which 66% is new money. The pipeline includes $1.1 billion in multi-family loans, $155 million in CRE loans, and $226 million in specialty finance loans and leases.

Funding

Deposits

Total deposits at December 31, 2019 were $31.7 billion, up $892.7 million compared to December 31, 2018 and up $85.0 million or 1% on an annualized basis compared to the previous quarter. The year-over-year growth was led in large part by growth in CDs. CDs at year-end 2019 totaled $14.2 billion, up $2.0 billion or 17% compared to year-end 2018. However they were down modestly compared to the previous quarter. Interest-bearing checking and money market accounts declined $1.3 billion or 11% compared to December 31, 2018, but rose $269.7 million or 11% on an annualized basis compared to the balance at September 30, 2019.

In 2020, the Company has approximately $14.2 billion of CDs with an average cost of 2.25% that will be maturing and repricing into lower rates.

Borrowed Funds

At December 31, 2019, borrowed funds totaled $14.6 billion, up $349.7 million or 2% compared to December 31, 2018 and up $931.2 million or 27% annualized, compared to the balance as of September 30, 2019. The sequential-quarter increase was primarily used to fund our loan growth during the fourth quarter.

The increase was mostly in our wholesale borrowings, which largely consist of Federal Home Loan Bank of New York advances. Wholesale borrowings rose $349.0 million or 3% compared to December 31, 2018, while they increased $931.0 million on a linked-quarter basis.

The cost of our borrowings declined five basis points on a linked quarter basis to 2.33%. We have approximately $3.7 billion of wholesale borrowings set to mature during 2020 at an average cost of 2.11%.

Asset Quality

Our asset quality remained strong during the fourth quarter of 2019, with total non-performing assets (“NPAs”) at $73.5 million or 14 basis points of total assets. Total non-accrual mortgage loans increased $8.6 million to $22.0 million, somewhat offset by a $3.5 million decrease in other non-accrual loans to $39.3 million. Included in this latter amount is $30.4 million of non-accrual taxi medallion-related loans. The increase in non-accrual mortgage loans was primarily related to one CRE loan.

Total repossessed assets rose a modest $577,000 to $12.3 million on a linked-quarter basis. Included in this amount is $10.3 million of repossessed taxi medallions. As of December 31, 2019, our remaining taxi medallion-related loans totaled $55.0 million compared to $61.0 million at September 30, 2019.

Net charge-offs for the fourth quarter of 2019 declined $3.0 million to $3.5 million on a linked quarter basis or 0.01% of average loans. For full year 2019, net charge-offs totaled $19.3 million or 0.05% of average loans compared to $16.5 million or 0.04% of average loans in full year 2018.

The rent-regulated portion of our multi-family loan portfolio totaled $18.7 billion or 60.0% of the overall multi-family portfolio. Credit trends remained strong in this segment of the portfolio. The weighted average LTV for the overall multi-family portfolio was 56.86% at December 31, 2019 and the weighted average LTV for the rent-regulated portion of the portfolio was 53.17%, 369 basis points less than the overall multi-family portfolio.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019

Net Interest Income

Net interest income for the three months ended December 31, 2019 increased $6.6 million to $242.5 million or 11% annualized compared to the previous quarter, but was down 2% compared to the fourth quarter of last year. Total interest income in the current fourth quarter declined 3% annualized on a linked quarter basis, but rose 2% on a year-over-year basis. Total interest expense during the fourth quarter dropped $10.4 million or 19% annualized compared to the third quarter of 2019, while it rose 6% compared to the year-ago quarter.

On a year-to-date basis, net interest income declined $73.6 million or 7% to $957.4 million. Total interest income rose $115.5 million or 7% for the twelve months ended December 31, 2019, while total interest expense rose $189.1 million or 29% for the same time period.

Net Interest Margin

The net interest margin (“NIM”) for the fourth quarter of 2019 was 2.04%, up five basis points compared to the third quarter of 2019 NIM and was down five basis points relative to the year-ago NIM. The fourth quarter yield on average interest-earning assets declined four basis points to 3.78% on a linked-quarter basis, mainly due to a lower yield on the securities portfolio, but was more than offset by a 10 basis point sequential decline in the overall cost of funds to 1.94%.

Prepayment income for the fourth quarter of 2019 totaled $17.9 million up 26% sequentially and up 89% year-over-year. Prepayment income contributed 14 basis points to this quarter’s NIM, up three basis points from the previous quarter and up nine basis points from the year-ago quarter. Excluding the impact from prepayment income, the fourth quarter NIM, on a non-GAAP basis, would have been 1.90%, up two basis points and in-line with expectations.

For the twelve months ended December 31, 2019, the NIM was 2.02%, down 23 basis points compared to the twelve months ended December 31, 2018. The yield on average interest-earning assets rose 12 basis points to 3.80%, while the cost of funds increased by 39 basis points to 2.01%.

Prepayment income for the twelve months ended December 31, 2019 totaled $54.2 million, up 9% relative to prepayment income for the twelve months ended December 31, 2018. Prepayment income added 12 basis points to the full-year 2019 NIM compared to 11 basis points to the full-year 2018 NIM. Excluding the impact from prepayment income, the full-year 2019 NIM, on a non-GAAP basis, would have been 1.90%, down 24 basis points compared to full-year 2018.

Provision for Loan Losses

In the fourth quarter of 2019, the Company reported a provision for loan losses of $1.7 million compared to a provision for loan losses of $4.8 million in the previous quarter and a provision for loan losses of $2.8 million in the year-ago quarter.

On a year-to-date basis, the provision for loan losses was $7.1 million, down $11.2 million or 61% compared to the $18.3 million in 2018. This was due to a lower amount of taxi medallion-related charge-offs in 2019 compared to 2018.

Non-Interest Income

For the three months ended December 31, 2019, non-interest income totaled $17.5 million, down $6.9 million compared to the previous quarter and down $5.6 million compared to the year-ago fourth quarter. Included in the prior quarter of 2019 was a $7.9 million gain on the sale-leaseback of a branch property in Florida. Included in the year-ago quarter was $4.6 million of revenue related to our former wealth management business, Peter B. Cannell & Co., Inc. which was divested in the first quarter of 2019.

For the twelve months ended December 31, 2019, non-interest income totaled $84.2 million, down $7.3 million or 8% compared to the $91.6 million for the twelve months ended December 31, 2018. Included in the full-year 2018 amount was revenue of $20.3 million related to the aforementioned wealth management business, versus no such revenue in full-year 2019. Also included in the full-year 2019 period were net gains on securities of $7.7 million compared to a net loss on securities of $2.0 million in full-year 2018 and the previously discussed branch sale-leaseback gain compared to no such gains in full-year 2018.

Non-Interest Expense

Total non-interest expense for the three months ended December 31, 2019 was $126.1 million compared to $123.3 million in the prior quarter and $134.9 million in the year-ago quarter. The prior quarter included approximately $1.4 million in severance costs. For the twelve months ended December 31, 2019, total non-interest expense was $511.2 million versus $546.6 million for the twelve months ended December 31, 2018. In 2019, non-interest expense included $10.4 million of certain items related to severance costs and branch rationalization costs.

The efficiency ratio for the current fourth quarter was 48.51% compared to 47.37% during the previous quarter and 49.92% during the year-ago quarter.

Income Taxes

Income tax expense for the three months ended December 31, 2019 was $31.0 million compared to $33.2 million in the previous quarter and $30.9 million in the year-ago quarter. This translates into an effective tax rate of 23.43% for the current quarter compared to 25.09% in the previous quarter and 23.27% in the year-ago quarter.

For full-year 2019, income tax expense totaled $128.3 million compared to $135.3 million for full-year 2018. The effective tax rate in 2019 was 24.51% compared to 24.25% in 2018.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2019, the Company reported assets of $53.6 billion, loans of $41.7 billion, deposits of $31.7 billion, and stockholders’ equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 238 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, January 29, 2020, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2019 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB.” A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 2, 2020 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13697574. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 26, 2020.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2018 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
	2019	2018
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$741,870	$1,474,955
Securities:
Available-for-sale	5,853,057	5,613,520
Equity investments with readily determinable fair values, at fair value	32,830	30,551

Total securities	5,885,887	5,644,071
Mortgage loans held for investment:
Multi-family	31,182,079	29,904,063
Commercial real estate	7,084,499	7,000,990
One-to-four family	380,684	446,413
Acquisition, development, and construction	200,464	407,875

Total mortgage loans held for investment	38,847,726	37,759,341
Other loans:
Commercial and industrial	3,038,297	2,397,784
Other loans	8,132	8,783

Total other loans held for investment	3,046,429	2,406,567

Total loans held for investment	41,894,155	40,165,908
Less: Allowance for loan losses	(147,638)	(159,820)

Loans held for investment, net	41,746,517	40,006,088

Total loans, net	41,746,517	40,006,088
Federal Home Loan Bank stock, at cost	647,562	644,590
Premises and equipment, net	312,626	346,179
Operating lease right-of-use assets	286,194	—
Goodwill	2,426,379	2,436,131
Other assets	1,593,786	1,347,362

Total assets	$53,640,821	$51,899,376

Liabilities and Stockholders’ Equity
Deposits:
Interest-bearing checking and money market accounts	$10,230,144	$11,530,049
Savings accounts	4,780,007	4,643,260
Certificates of deposit	14,214,858	12,194,322
Non-interest-bearing accounts	2,432,123	2,396,799

Total deposits	31,657,132	30,764,430

Borrowed funds:
Wholesale borrowings	13,902,661	13,553,661
Junior subordinated debentures	359,866	359,508
Subordinated notes	295,066	294,697

Total borrowed funds	14,557,593	14,207,866
Operating lease liabilities	285,991	—
Other liabilities	428,411	271,845

Total liabilities	46,929,127	45,244,141

Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070 shares issued; and 467,346,781 and 473,536,604 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,115,487	6,099,940
Retained earnings	342,023	297,202
Treasury stock, at cost (23,092,289 and 16,902,466 shares, respectively)	(220,717)	(161,998)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	31,482	(10,534)
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(6,042)	(6,042)
Pension and post-retirement obligations, net of tax	(59,136)	(71,077)
Net unrealized gain on cash flow hedges, net of tax	853	—

Total accumulated other comprehensive loss, net of tax	(32,843)	(87,653)

Total stockholders’ equity	6,711,694	6,655,235

Total liabilities and stockholders’ equity	$53,640,821	$51,899,376

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2019	2019	2018	2019	2018
Interest Income:
Mortgage and other loans	$393,660	$391,920	$375,307	$1,553,004	$1,467,944
Securities and money market investments	57,023	62,631	67,565	252,156	221,729

Total interest income	450,683	454,551	442,872	1,805,160	1,689,673

Interest Expense:
Interest-bearing checking and money market accounts	33,951	42,465	48,726	174,347	167,972
Savings accounts	9,435	9,326	7,818	35,705	28,994
Certificates of deposit	84,874	86,934	61,085	320,234	182,383
Borrowed funds	79,953	79,911	78,007	317,474	279,329

Total interest expense	208,213	218,636	195,636	847,760	658,678

Net interest income	242,470	235,915	247,236	957,400	1,030,995
Provision for losses on loans	1,702	4,781	2,770	7,105	18,256

Net interest income after provision for loan losses	240,768	231,134	244,466	950,295	1,012,739

Non-Interest Income:
Fee income	7,002	7,580	7,709	29,297	29,765
Bank-owned life insurance	8,118	6,791	7,828	28,363	28,252
Net (loss) gain on securities	(30)	275	(1,184)	7,725	(1,994)
Other income	2,372	9,740	8,720	18,845	35,535

Total non-interest income	17,462	24,386	23,073	84,230	91,558

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,525	75,159	74,924	301,697	317,496
Occupancy and equipment	22,575	21,748	25,796	89,174	100,107
General and administrative	30,997	26,395	34,226	120,347	129,025

Total non-interest expense	126,097	123,302	134,946	511,218	546,628

Income before income taxes	132,133	132,218	132,593	523,307	557,669
Income tax expense	30,959	33,172	30,854	128,264	135,252

Net Income	101,174	99,046	101,739	395,043	422,417
Preferred stock dividends	8,207	8,207	8,207	32,828	32,828

Net income available to common shareholders	$92,967	$90,839	$93,532	$362,215	$389,589

Basic earnings per common share	$0.20	$0.19	$0.19	$0.77	$0.79

Diluted earnings per common share	$0.20	$0.19	$0.19	$0.77	$0.79

NEW YORK COMMUNITY BANCORP, INC.

RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

3.

Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands)	2019	2019	2018	2019	2018
Total Stockholders’ Equity	$6,711,694	$6,695,007	$6,655,235	$6,711,694	$6,655,235
Less: Goodwill	(2,426,379)	(2,426,379)	(2,436,131)	(2,426,379)	(2,436,131)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)

Tangible common stockholders’ equity	$3,782,475	$3,765,788	$3,716,264	$3,782,475	$3,716,264
Total Assets	$53,640,821	$52,537,629	$51,899,376	$53,640,821	$51,899,376
Less: Goodwill	(2,426,379)	(2,426,379)	(2,436,131)	(2,426,379)	(2,436,131)

Tangible assets	$51,214,442	$50,111,250	$49,463,245	$51,214,442	$49,463,245
Average Common Stockholders’ Equity	$6,187,536	$6,201,970	$6,244,977	$6,161,146	$6,280,081
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,436,131)	(2,428,703)	(2,436,131)

Average tangible common stockholders’ equity	$3,761,157	$3,775,591	$3,808,846	$3,732,443	$3,843,950
Average Assets	$52,477,691	$52,257,718	$51,779,002	$52,109,095	$50,213,340
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,436,131)	(2,428,703)	(2,436,131)

Average tangible assets	$50,051,312	$49,831,339	$49,342,871	$49,680,392	$47,777,209
Net Income Available to Common Shareholders	$92,967	$90,839	$93,532	$362,215	$389,589
GAAP MEASURES:
Return on average assets (1)	0.77%	0.76%	0.79%	0.76%	0.84%
Return on average common stockholders’ equity (2)	6.01	5.86	5.99	5.88	6.20
Book value per common share	$13.29	$13.25	$12.99	$13.29	$12.99
Common stockholders’ equity to total assets	11.57	11.79	11.85	11.57	11.85
NON-GAAP MEASURES:
Return on average tangible assets (1)	0.81%	0.80%	0.82%	0.80%	0.88%
Return on average tangible common stockholders’ equity (2)	9.89	9.62	9.82	9.70	10.14
Tangible book value per common share	$8.09	$8.06	$7.85	$8.09	$7.85
Tangible common stockholders’ equity to tangible assets	7.39	7.51	7.51	7.39	7.51

(1)	To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period.

To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders’ equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.

NET INTEREST INCOME ANALYSIS

LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS

(unaudited)

	For the Three Months Ended
	December 31, 2019				September 30, 2019				December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$40,670,220	$393,660	3.87%		$40,756,495	$391,920	3.84%		$39,776,600	$375,307	3.77%
Securities	6,409,279	54,434	3.39		6,324,588	59,785	3.78		5,878,349	57,098	3.88
Interest-earning cash and cash equivalents	611,176	2,589	1.68		511,730	2,846	2.21		1,849,838	10,467	2.24

Total interest-earning assets	47,690,675	450,683	3.78		47,592,813	454,551	3.82		47,504,787	442,872	3.73
Non-interest-earning assets	4,787,016				4,664,905				4,274,215

Total assets	$52,477,691				$52,257,718				$51,779,002

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$9,857,399	$33,951	1.37%		$10,263,331	$42,465	1.64%		$11,602,054	$48,726	1.67%
Savings accounts	4,800,951	9,435	0.78		4,747,843	9,326	0.78		4,743,586	7,818	0.65
Certificates of deposit	14,200,266	84,874	2.37		14,093,146	86,934	2.45		11,731,234	61,085	2.07

Total interest-bearing deposits	28,858,616	128,260	1.76		29,104,320	138,725	1.89		28,076,874	117,629	1.66
Borrowed funds	13,645,755	79,953	2.33		13,325,104	79,911	2.38		14,046,944	78,007	2.20

Total interest-bearing liabilities	42,504,371	208,213	1.94		42,429,424	218,636	2.04		42,123,818	195,636	1.84
Non-interest-bearing deposits	2,683,164				2,491,796				2,631,408
Other liabilities	599,780				631,688				275,959

Total liabilities	45,787,315				45,552,908				45,031,185
Stockholders’ equity	6,690,376				6,704,810				6,747,817

Total liabilities and stockholders’ equity	$52,477,691				$52,257,718				$51,779,002

Net interest income/interest rate spread		$242,470	1.84%			$235,915	1.78%			$247,236	1.89%

Net interest margin			2.04%				1.99%				2.09%

Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.12	x			1.13	x

NEW YORK COMMUNITY BANCORP, INC.

NET INTEREST INCOME ANALYSIS

YEAR-OVER-YEAR COMPARISON

(unaudited)

	For the Twelve Months Ended December 31,
	2019				2018
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$40,384,573	$1,553,004	3.85%		$39,122,724	$1,467,944	3.75%
Securities	6,329,898	235,596	3.72		4,819,789	184,136	3.82
Interest-earning cash and cash equivalents	744,204	16,560	2.23		1,955,837	37,593	1.92

Total interest-earning assets	47,458,675	1,805,160	3.80		45,898,350	1,689,673	3.68
Non-interest-earning assets	4,650,420				4,314,990

Total assets	$52,109,095				$50,213,340

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$10,597,285	$174,347	1.65%		$12,033,213	$167,972	1.40%
Savings accounts	4,737,423	35,705	0.75		4,902,728	28,994	0.59
Certificates of deposit	13,532,036	320,234	2.37		10,236,599	182,383	1.78

Total interest-bearing deposits	28,866,744	530,286	1.84		27,172,540	379,349	1.40
Borrowed funds	13,393,837	317,474	2.37		13,454,912	279,329	2.08

Total interest-bearing liabilities	42,260,581	847,760	2.01		40,627,452	658,678	1.62
Non-interest-bearing deposits	2,588,040				2,550,163
Other liabilities	596,488				252,804

Total liabilities	45,445,109				43,430,419
Stockholders’ equity	6,663,986				6,782,921

Total liabilities and stockholders’ equity	$52,109,095				$50,213,340

Net interest income/interest rate spread		$957,400	1.79%			$1,030,995	2.06%

Net interest margin			2.02%				2.25%

Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.13	x

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands except share and per share data)	2019	2019	2018	2019	2018
PROFITABILITY MEASURES:
Net income	$101,174	$99,046	$101,739	$395,043	$422,417
Net income available to common shareholders	92,967	90,839	93,532	362,215	389,589
Basic earnings per common share	0.20	0.19	0.19	0.77	0.79
Diluted earnings per common share	0.20	0.19	0.19	0.77	0.79
Return on average assets	0.77%	0.76%	0.79%	0.76%	0.84%
Return on average tangible assets (1)	0.81	0.80	0.82	0.80	0.88
Return on average common stockholders’ equity	6.01	5.86	5.99	5.88	6.20
Return on average tangible common stockholders’ equity (1)	9.89	9.62	9.82	9.70	10.14
Efficiency ratio (2)	48.51	47.37	49.92	49.08	48.70
Operating expenses to average assets	0.96	0.94	1.04	0.98	1.09
Interest rate spread	1.84	1.78	1.89	1.79	2.06
Net interest margin	2.04	1.99	2.09	2.02	2.25
Effective tax rate	23.43	25.09	23.27	24.51	24.25
Shares used for basic common EPS computation	465,319,591	465,357,326	484,036,552	465,380,010	487,287,872
Shares used for diluted common EPS computation	465,738,265	465,776,000	484,036,552	465,663,332	487,287,872
Common shares outstanding at the respective period-ends	467,346,781	467,350,860	473,536,604	467,346,781	473,536,604

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Dec. 31,	Sep. 30,	Dec. 31,
	2019	2019	2018
CAPITAL MEASURES:
Book value per common share	$13.29	$13.25	$12.99
Tangible book value per common share (1)	8.09	8.06	7.85
Common stockholders’ equity to total assets	11.57%	11.79%	11.85%
Tangible common stockholders’ equity to tangible assets (1)	7.39	7.51	7.51

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

	Dec. 31,	Sep. 30,	Dec. 31,
	2019	2019	2018
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.91%	10.15%	10.55%
Tier 1 risk-based capital ratio	11.22	11.49	11.94
Total risk-based capital ratio	13.27	13.61	14.16
Leverage capital ratio	8.66	8.65	8.74
New York Community Bank
Common equity tier 1 ratio	12.42%	12.76%	13.10%
Tier 1 risk-based capital ratio	12.42	12.76	13.10
Total risk-based capital ratio	12.81	13.16	13.54
Leverage capital ratio	9.59	9.60	9.58

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

				Dec. 31, 2019 compared to
	Dec. 31, 2019	Sep. 30, 2019	Dec. 31, 2018	Sep. 30, 2019	Dec. 31, 2018
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$741,870	$854,678	$1,474,955	-13%	-50%
Securities:
Available-for-sale	5,853,057	5,854,568	5,613,520	0%	4%
Equity investments with readily determinable fair values, at fair value	32,830	32,861	30,551	0%	7%

Total securities	5,885,887	5,887,429	5,644,071	0%	4%
Mortgage loans held for investment:
Multi-family	31,182,079	30,289,364	29,904,063	3%	4%
Commercial real estate	7,084,499	6,988,226	7,000,990	1%	1%
One-to-four family	380,684	395,347	446,413	-4%	-15%
Acquisition, development, and construction	200,464	297,565	407,875	-33%	-51%

Total mortgage loans held for investment	38,847,726	37,970,502	37,759,341	2%	3%
Other loans:
Commercial and industrial	3,038,297	2,864,944	2,397,784	6%	27%
Other loans	8,132	8,774	8,783	-7%	-7%

Total other loans held for investment	3,046,429	2,873,718	2,406,567	6%	27%

Total loans held for investment	41,894,155	40,844,220	40,165,908	3%	4%
Less: Allowance for losses on loans	(147,638)	(149,433)	(159,820)	-1%	-8%

Loans held for investment, net	41,746,517	40,694,787	40,006,088	3%	4%
Total loans, net	41,746,517	40,694,787	40,006,088	3%	4%
Federal Home Loan Bank stock, at cost	647,562	606,371	644,590	7%	0%
Premises and equipment, net	312,626	321,792	346,179	-3%	-10%
Operating lease right-of-use assets	286,194	300,955	—	-5%	NM
Goodwill	2,426,379	2,426,379	2,436,131	0%	0%
Other assets	1,593,786	1,445,238	1,347,362	10%	18%

Total assets	$53,640,821	$52,537,629	$51,899,376	2%	3%

Liabilities and Stockholders’ Equity
Deposits:
Interest-bearing checking and money market accounts	$10,230,144	$9,960,403	$11,530,049	3%	-11%
Savings accounts	4,780,007	4,817,697	4,643,260	-1%	3%
Certificates of deposit	14,214,858	14,264,171	12,194,322	0%	17%
Non-interest-bearing accounts	2,432,123	2,529,905	2,396,799	-4%	1%

Total deposits	31,657,132	31,572,176	30,764,430	0%	3%

Borrowed funds:
Wholesale borrowings	13,902,661	12,971,661	13,553,661	7%	3%
Junior subordinated debentures	359,866	359,773	359,508	0%	0%
Subordinated notes	295,066	294,926	294,697	0%	0%

Total borrowed funds	14,557,593	13,626,360	14,207,866	7%	2%
Operating lease liabilities	285,991	300,610	—	-5%	NM
Other liabilities	428,411	343,476	271,845	25%	58%

Total liabilities	46,929,127	45,842,622	45,244,141	2%	4%

Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070, 490,439,070 and 490,439,070 shares issued; and 467,346,781, 467,350,860 and 473,536,604 shares outstanding, respectively)	4,904	4,904	4,904	0%	0%
Paid-in capital in excess of par	6,115,487	6,107,376	6,099,940	0%	0%
Retained earnings	342,023	328,407	297,202	4%	15%
Treasury stock, at cost (23,092,289, 23,088,210, and 16,902,466 shares, respectively)	(220,717)	(220,669)	(161,998)	0%	NM
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	31,482	43,804	(10,534)	-28%	-399%
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(6,042)	(6,042)	(6,042)	0%	0%
Pension and post-retirement obligations, net of tax	(59,136)	(65,613)	(71,077)	-10%	-17%
Net unrealized gain in cash flow hedges, net of tax	853	—	—

Total accumulated other comprehensive loss, net of tax	(32,843)	(27,851)	(87,653)	18%	-63%

Total stockholders’ equity	6,711,694	6,695,007	6,655,235	0%	1%

Total liabilities and stockholders’ equity	$53,640,821	$52,537,629	$51,899,376	2%	3%

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (continued)

(unaudited)

				Dec. 31, 2019
	For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
(in thousands, except per share data)	2019	2019	2018	2019	2018
Interest Income:
Mortgage and other loans	$393,660	$391,920	$375,307	0%	5%
Securities and money market investments	57,023	62,631	67,565	-9%	-16%

Total interest income	450,683	454,551	442,872	-1%	2%

Interest Expense:
Interest-bearing checking and money market accounts	33,951	42,465	48,726	-20%	-30%
Savings accounts	9,435	9,326	7,818	1%	21%
Certificates of deposit	84,874	86,934	61,085	-2%	39%
Borrowed funds	79,953	79,911	78,007	0%	2%

Total interest expense	208,213	218,636	195,636	-5%	6%

Net interest income	242,470	235,915	247,236	3%	-2%
Provision for losses on loans	1,702	4,781	2,770	-64%	-39%

Net interest income after provision for loan losses	240,768	231,134	244,466	4%	-2%

Non-Interest Income:
Fee income	7,002	7,580	7,709	-8%	-9%
Bank-owned life insurance	8,118	6,791	7,828	20%	4%
Net (loss) gain on securities	(30)	275	(1,184)	-111%	-97%
Other income	2,372	9,740	8,720	-76%	-73%

Total non-interest income	17,462	24,386	23,073	-28%	-24%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,525	75,159	74,924	-4%	-3%
Occupancy and equipment	22,575	21,748	25,796	4%	-12%
General and administrative	30,997	26,395	34,226	17%	-9%

Total operating expenses	126,097	123,302	134,946	2%	-7%

Total non-interest expense	126,097	123,302	134,946	2%	-7%

Income before taxes	132,133	132,218	132,593	0%	0%
Income tax expense	30,959	33,172	30,854	-7%	0%

Net Income	$101,174	$99,046	$101,739	2%	-1%
Preferred stock dividends	8,207	8,207	8,207	0%	0%

Net Income available to common shareholders	$92,967	$90,839	$93,532	2%	-1%

Basic earnings per common share	$0.20	$0.19	$0.19	5%	5%

Diluted earnings per common share	$0.20	$0.19	$0.19	5%	5%

Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company’s interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Dec. 31, 2019 compared to
	Dec. 31,		Sep. 30,		Dec. 31,		Sep. 30,		Dec. 31,
(dollars in thousands)	2019		2019		2018		2019		2018
Total Interest Income	$450,683		$454,551		$442,872		-1%		2%
Prepayment Income:
Loans	$15,422		$12,279		$9,101		26%		69%
Securities	2,431		1,866		353		30%		589%

Total prepayment income	$17,853		$14,145		$9,454		26%		89%

GAAP Net Interest Margin	2.04%		1.99%		2.09%		5	bp	-5	bp
Less:
Prepayment income from loans	12	bp	10	bp	8	bp	2	bp	4	bp
Prepayment income from securities	2		1		—		1	bp	2	bp
Plus:
Subordinated debt issuance	—		—		3

Total prepayment income contribution to and subordinated debt impact on net interest margin	14	bp	11	bp	5	bp	3	bp	9	bp

Adjusted Net Interest Margin (non-GAAP)	1.90%		1.88%		2.04%		2	bp	-14	bp

	For the Twelve Months Ended
	Dec. 31,		Dec. 31,
(dollars in thousands)	2019		2018		Change (%)
Total Interest Income	$1,805,160		$1,689,673		7%
Prepayment Income:
Loans	$48,884		$44,949		9%
Securities	5,304		4,957		7%

Total prepayment income	$54,188		$49,906		9%

GAAP Net Interest Margin	2.02%		2.25%		-23	bp
Less:
Prepayment income from loans	11	bp	10	bp	1	bp
Prepayment income from securities	1		1		0	bp
Plus:
Subordinated debt issuance			—

Total prepayment income contribution to and subordinated debt impact on net interest margin	12	bp	11	bp	1	bp

Adjusted Net Interest Margin (non-GAAP)	1.90%		2.14%		-24	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

(unaudited)

				Dec. 31, 2019
	For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
(in thousands)	2019	2019	2018	2019	2018
Mortgage Loans Originated for Investment:
Multi-family	$1,991,636	$1,180,054	$1,278,514	69%	56%
Commercial real estate	326,834	309,314	233,367	6%	40%
One-to-four family residential	77,321	20,745	4,900	273%	1478%
Acquisition, development, and construction	33,173	36,961	12,293	-10%	170%

Total mortgage loans originated for investment	2,428,964	1,547,074	1,529,074	57%	59%

Other Loans Originated for Investment:
Specialty Finance	799,163	637,843	524,104	25%	52%
Other commercial and industrial	88,672	93,905	101,104	-6%	-12%
Other	707	1,343	1,077	-47%	-34%

Total other loans originated for investment	888,542	733,091	626,285	21%	42%

Total Loans Originated for Investment	$3,317,506	$2,280,165	$2,155,359	45%	54%

	For the Twelve Months Ended
(in thousands)	Dec. 31, 2019	Dec. 31, 2018	Change (%)
Mortgage Loans Originated for Investment:
Multi-family	$5,981,700	$6,621,808	-10%
Commercial real estate	1,226,272	966,731	27%
One-to-four family residential	102,829	12,624	715%
Acquisition, development, and construction	91,400	56,651	61%

Total mortgage loans originated for investment	7,402,201	7,657,814	-3%

Other Loans Originated for Investment:
Specialty Finance	2,799,962	1,917,048	46%
Other commercial and industrial	391,702	478,619	-18%
Other	4,200	4,116	2%

Total other loans originated for investment	3,195,864	2,399,783	33%

Total Loans Originated for Investment	$10,598,065	$10,057,597	5%

The following table provides certain information about the Company’s multi-family and CRE loan portfolios at the respective dates:

				Dec. 31, 2019
	At or For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,		Dec. 31,
(dollars in thousands)	2019	2019	2018	2019		2018
Multi-Family Loan Portfolio:
Loans outstanding	$31,182,079	$30,289,364	$29,904,063	3%		4%
Percent of total held-for-investment loans	74.4%	74.2%	74.5%	20	bp	-10	bp
Average principal balance	$6,381	$6,162	$6,067	4%		5%
Weighted average life (in years)	2.0	2.1	2.6	-5%		-23%
Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,084,499	$6,988,226	$7,000,990	1%		1%
Percent of total held-for-investment loans	16.9%	17.1%	17.4%	-20	bp	-50	bp
Average principal balance	$6,564	$6,399	$6,070	3%		8%
Weighted average life (in years)	2.3	2.4	2.7	-4%		-15%

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

(unaudited)

The following table presents the Company’s non-performing loans and assets at the respective dates:

				Dec. 31, 2019
				compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
(in thousands)	2019	2019	2018	2019	2018
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$5,407	$5,793	$4,220	-7%	28%
Commercial real estate	14,830	5,563	3,021	167%	391%
One-to-four family residential	1,730	2,040	1,651	-15%	5%
Acquisition, development, and construction	—	—	—	NM	NM

Total non-accrual mortgage loans	21,967	13,396	8,892	64%	147%
Other non-accrual loans (1)	39,276	42,797	36,614	-8%	7%

Total non-performing loans	61,243	56,193	45,506	9%	35%
Repossessed assets (2)	12,268	11,691	10,794	5%	14%

Total non-performing assets	$73,511	$67,884	$56,300	8%	31%

(1)	Includes $30.4 million, $33.6 million and $35.5 million of non-accrual taxi medallion-related loans at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.
(2)	Includes $10.3 million, $9.7 million and $8.2 million of repossessed taxi medallions at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

The following table presents the Company’s asset quality measures at the respective dates:

	Dec. 31,	Sep. 30,	Dec. 31,
	2019	2019	2018
Non-performing loans to total loans	0.15%	0.14%	0.11%
Non-performing assets to total assets	0.14	0.13	0.11
Allowance for losses on loans to non-performing loans	241.07	265.93	351.21
Allowance for losses on loans to total loans	0.35	0.37	0.40

NEW YORK COMMUNITY BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company’s loans 30 to 89 days past due at the respective dates:

				Dec. 31, 2019 compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
	2019	2019	2018	2019	2018
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$1,131	$—	$—	NM	NM
Commercial real estate	2,545	9,750	—	-74%	NM
One-to-four family residential	—	—	9	NM	NM
Acquisition, development, and construction	—	—	—	NM	NM
Other (1)	44	489	555	-91%	-92%

Total loans 30 to 89 days past due	$3,720	$10,239	$564	-64%	560%

(1)	Includes $0, $483,000 and $530,000 of taxi medallion loans at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands)	2019	2019	2018	2019	2018
Charge-offs:
Multi-family	$222	$437	$—	$659	$34
Commercial real estate	—	—	—	—	3,191
One-to-four family residential	5	949	—	954	—
Acquisition, development, and construction	—	—	—	—	2,220
Other (1)	3,684	5,180	3,192	18,694	12,897

Total charge-offs	3,911	6,566	3,192	20,307	18,342

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	(137)
One-to-four family residential	—	—	—	—	—
Acquisition, development, and construction	(18)	(21)	(22)	(61)	(127)
Other (1)	(397)	(84)	(565)	(959)	(1,596)

Total recoveries	(415)	(105)	(587)	(1,020)	(1,860)

Net charge-offs	$3,496	$6,461	$2,605	$19,287	$16,482

Net charge-offs to average loans (2)	0.01%	0.02%	0.01%	0.05%	0.04%

(1)

Includes taxi medallion loans of $3.4 million, $2.7 million, and $3.2 million, respectively, for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018 and $10.2 million and $12.8 million, respectively, for the twelve months ended December 31, 2019 and 2018.

(2)	Three months ended presented on a non-annualized basis.

Investor/Media Contact: Salvatore J. DiMartino
(516) 683-4286